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                                                                      Exhibit 15
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           LETTER REGARDING UNAUDITED INTERIM FINANCIAL INFORMATION



R&B Falcon Corporation



We are aware that R&B Falcon Corporation has incorporated by reference in its Registration Statements No. 333-43475, 333-67755, 333-67757, 333-68101, 333-
81179,  333-81181,  333-81381,  333-88839,  333-88841,  333-88843, 333-42886,
and 333-39500, it's Form 10-Q for the quarter ended September 30, 2000, which includes our report dated October 25, 2000 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, that report is not considered a part of the registration statements prepared or certified by our Firm or a report prepared or certified by our Firm within the meaning of Sections 7 and 11 of the Act.



Arthur Andersen LLP

Houston, Texas
November 7, 2000